As filed with the Securities and Exchange Commission on May 11, 2018

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Otelco Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2126395 (I.R.S. Employer Identification No.)

505 Third Avenue East

Oneonta, Alabama 35121
(Address of Principal Executive Offices) (Zip Code)

Otelco Inc. 2018 Stock Incentive Plan

(Full title of the plan)

Robert J. Souza

President and Chief Executive Officer

Otelco Inc.

505 Third Avenue East

Oneonta, Alabama 35121

(Name and address of agent for service)

(205) 625-3574
(Telephone number, including area code, of agent for service)

Copies to:

Steven Khadavi, Esq.

Brian R. Rosenau, Esq.

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019

(212) 415-9200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common Stock, $0.01 par value per share	281,557 shares	$15.40	$4,335,977.80	$539.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares of the registrant’s Class A common stock that may become issuable under the Otelco Inc. 2018 Stock Incentive Plan, pursuant to such plan’s antidilution provisions, as a result of a stock split, stock dividend or other similar transaction.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of the registrant’s Class A common stock as reported on the Nasdaq Capital Market on May 7, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents will not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Otelco Inc. (the “Company”) with the SEC are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 11, 2018;

(c)	the Company’s Current Report on Form 8-K, filed with the SEC on May 10, 2018; and

(d)	the description of the Company’s Class A common Stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A (File No. 001-32362), filed with the SEC on May 24, 2013, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a corporation incorporated under the laws of the State of Delaware. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Further subsections of Section 145 of the DGCL provide that:

•	to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	a Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any and all of its employees, officers and directors. The Company may, in its discretion, similarly indemnify its agents. The Company has entered into indemnification agreements with certain of its officers and directors. In addition, the Company’s certificate of incorporation relieves the Company’s directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by applicable law. Under Section 102(b)(7) of the DGCL, a Delaware corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transactions from which the director derived an improper personal benefit.

The Company maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company. As used in the previous sentence, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise.

The Otelco Inc. 2018 Stock Incentive Plan (the “2018 Stock Incentive Plan”) provides that, to the full extent permitted by law, no member of the board of directors of the Company (the “Board”), the committee designated by the Board to administer the 2018 Stock Incentive Plan, or any person to whom such committee delegates authority under the 2018 Stock Incentive Plan will be liable for any action or determination taken or made in good faith with respect to the 2018 Stock Incentive Plan or any award made under the 2018 Stock Incentive Plan, and the members of the Board, the committee designated by the Board to administer the 2018 Stock Incentive Plan and each person to whom such committee delegates authority under the 2018 Stock Incentive Plan will be entitled to indemnification by the Company with regard to those actions and determinations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A (File No. 001-32362), filed with the SEC on May 24, 2013, and incorporated herein by reference)

4.2	Fourth Amended and Restated By-laws of the Company, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 31, 2014, and incorporated herein by reference)

4.3	Form of stock certificate for Class A common stock, $0.01 par value per share (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A (File No. 001-32362), filed with the SEC on May 24, 2013, and incorporated herein by reference)

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

99.1	Otelco Inc. 2018 Stock Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 10, 2018, and incorporated herein by reference)

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oneonta, state of Alabama, on this 11th day of May, 2018.

OTELCO INC.

By:	/s/ Robert J. Souza
Name: Robert J. Souza
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Robert J. Souza and Curtis L. Garner, Jr. his true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with accompanying exhibits and other related documents, with the Securities and Exchange Commission, and ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue of said appointment.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert J. Souza Robert J. Souza	President, Chief Executive Officer and Director (principal executive officer)	May 11, 2018

/s/ Curtis L. Garner, Jr. Curtis L. Garner, Jr.	Chief Financial Officer and Director (principal financial and accounting officer)	May 11, 2018

/s/ Stephen P. McCall Stephen P. McCall	Chairman of the Board of Directors	May 11, 2018

/s/ Norman C. Frost Norman C. Frost	Director	May 11, 2018

/s/ Howard J. Haug Howard J. Haug	Director	May 11, 2018

/s/ Brian A. Ross Brian A. Ross	Director	May 11, 2018

/s/ Gary L. Sugarman Gary L. Sugarman	Director	May 11, 2018

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A (File No. 001-32362), filed with the SEC on May 24, 2013, and incorporated herein by reference)

4.2	Fourth Amended and Restated By-laws of the Company, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 31, 2014, and incorporated herein by reference)

4.3	Form of stock certificate for Class A common stock, $0.01 par value per share (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A (File No. 001-32362), filed with the SEC on May 24, 2013, and incorporated herein by reference)

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

99.1	Otelco Inc. 2018 Stock Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 10, 2018, and incorporated herein by reference)